EXHIBIT 99.1

Investor Relations

eOn Communications

800-873-3194

investorrelations@eoncc.com

For Release 4:30 PM EST, March 16, 2005

eOn Communications Reports Change to Second Quarter Fiscal 2005 Results

ATLANTA (March 16, 2005) – eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of unified voice, e-mail and web-based communications solutions, today reported a change in the financial results for the second fiscal quarter ended January 31, 2005. The Company had under accrued expenses by $111,000. Revenues for the quarter were $5,453,000, compared with $3,958,000 for the same period last year. Net loss was ($528,000), or ($0.04) per common share compared with a net income of $87,000, or $0.01 per share in the quarter ended January 31, 2004.

For the six months ended January 31, 2005, revenues were $11,920,000 compared to $8,997,000 in the six months ended January 31, 2004. Net loss for the six months ended January 31, 2005 was ($430,000), or ($0.03) per common share, compared to a net income of $417,000, or $0.03 per common share in the prior year.

The company’s subsidiary in China had revenues of $2,900,000 for the quarter ended January 31, 2005 and $4,800,000 for the six months ended January 31, 2005 with a net profit after minority interest of $148,000 and $164,000 respectively.

About eOn Communications™

eOn Communications Corporation™ is a leading provider of unified voice, e-mail and Web-based communications systems for customer contact centers and general business applications. eOn helps enterprises communicate more effectively with customers, convert inquiries into sales, and increase customer satisfaction and loyalty. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

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eOn Communications Corporation

Statements of Operations (Unaudited)

For the Three Months and Six Months Ended January 31, 2005 and 2004

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2005	2004	2005	2004
Net revenue – third parties	$4,663	$3,958	$10,866	$8,997
Net revenue – related party		790	1,054

Net revenue	5,453	3,958	11,920	8,997
Cost of revenues – third parties	2,509	1,591	5,972	3,691
Cost of revenues – related party		635	840

Cost of revenues	3,144	1,591	6,812	3,691
Gross profit	2,309	2,367	5,108	5,306
Operating expenses:
Selling, general, and administrative	1,972	1,542	3,817	3,460
Research and development	775	717	1,641	1,393

Total operating expenses	2,747	2,259	5,458	4,853

Income (loss) from operations	(438)	108	(350)	453
Interest income	(35)	(17)	(71)	(32)
Interest expense	—	9	—	17
Other (income) expense, net	(39)	29	(30)	51

Income (loss) before income tax expense
and minority interest	(364)	87	(249)	417
Income tax expense	38	—	42	—

Net income (loss) before minority interest	(402)	87	(291)	417
Minority Interest	126	—	139	—

Net Income (loss)	$(528)	$87	$(430)	$417

Net income (loss) per common share
Basic and diluted:	$(0.04)	$0.01	$(0.03)	$0.03

Weighted average shares outstanding—basic	12,836	12,469	12,898	12,350
Weighted average shares outstanding—diluted	12,836	13,017	12,898	12,917

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eOn Communications Corporation

Balance Sheets

January 31, 2005 and July 31, 2004

(Dollars in thousands)

	January 31, 2005	July 31, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,222	$4,679
Marketable securities	4,200	4,200
Trade accounts receivable, net – third parties	4,767	6,656
Trade accounts receivable – related parties	1,196	615
Notes Receivable	237	528
Inventories	3,052	2,733
Other current assets	1,126	1,913

Total current assets	18,800	21,324
Property and equipment, net	777	971

Total	$19,577	$22,295

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$3,929	$5,431
Trade accounts payable – related parties	1,750	2,049
Note payable – current	296	767
Deferred acquisition payment	1,078	1,078
Accrued expenses and other	2,138	2,284

Total current liabilities	9,151	11,609
Commitments and contingencies	—	—
Minority interest	1,368	1,227
Stockholders’ equity:
Common stock	13	13
Additional paid-in capital	54,398	54,369
Treasury stock	(1,502)	(1,502)
Accumulated deficit	(43,851)	(43,421)

Total stockholders’ equity	9,058	9,459

Total	$19,577	$22,295

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